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                                                                    EXHIBIT 99.1

SALES TRENDS

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

                                06/30/03       07/31/03       08/31/03        09/30/03       10/31/03       11/30/03
                                --------       --------       --------        --------       --------       --------
Cooper Industries                  1%            1-3%           0-2%             5%            4-6%           6-8%
Electrical Products               (0)%           0+/-           0+/-             2%            1-3%           3-5%
Tools & Hardware                   9%            9-11%          8-10%           21%           20-22%         21-23%

COOPER INDUSTRIES
Sales for the three months ended November 30, 2003, increased 6-8% compared with last year reflecting modestly improved market conditions and translation benefits due to the strengthening of the Euro.

ELECTRICAL PRODUCTS
Sales for the three months ended November 30, 2003, increased 3-5% compared with last year.
      o Continued strong and solid residential construction activity and modest improvements in commercial and industrial markets positively impacted sales of hazardous duty electrical construction materials, lighting fixtures and wiring devices.
      o Electronics market demand improved for circuit protection components, while telecom market demand remained soft.
      o International sales of power systems products continued to improve, but domestic utilities remain reluctant to invest heavily in distribution system improvements.
      o European sales of many Cooper products increased as a result of modestly improved economic conditions and favorable currency translation gains.
      o  Retail channel sales were consistent with the prior year's levels.

TOOLS AND HARDWARE
Sales for the three months ended November 30, 2003, improved 21-23% compared with last year.
      o Overall power tool sales were up significantly, reflecting strong automated assembly equipment and international power tool shipments.
      o Sales of hand tools improved, reflecting the continued contribution from new product introductions, primarily in the retail channel.

NOTE: INCLUDES IMPACTS OF ACQUISITIONS AND DIVESTITURES, WHEN APPLICABLE.